A special meeting of the fund's shareholders was held on May 12, 2015. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	24,469,831,790.28	97.003
Withheld	756,086,184.43	2.997
TOTAL	25,225,917,974.71	100.000
John Engler
Affirmative	24,404,438,415.74	96.744
Withheld	821,479,558.97	3.256
TOTAL	25,225,917,974.71	100.000
Albert R. Gamper, Jr.
Affirmative	24,431,670,090.08	96.852
Withheld	794,247,884.63	3.148
TOTAL	25,225,917,974.71	100.000
Robert F. Gartland
Affirmative	24,472,637,370.54	97.014
Withheld	753,280,604.17	2.986
TOTAL	25,225,917,974.71	100.000
Abigail P. Johnson
Affirmative	24,442,024,432.82	96.893
Withheld	783,893,541.89	3.107
TOTAL	25,225,917,974.71	100.000
Arthur E. Johnson
Affirmative	24,444,583,833.78	96.903
Withheld	781,334,140.93	3.097
TOTAL	25,225,917,974.71	100.000
Michael E. Kenneally
Affirmative	24,475,874,452.78	97.027
Withheld	750,043,521.93	2.973
TOTAL	25,225,917,974.71	100.000
James H. Keyes
Affirmative	24,434,496,321.71	96.863
Withheld	791,421,653.00	3.137
TOTAL	25,225,917,974.71	100.000
Marie L. Knowles
Affirmative	24,446,177,909.79	96.909
Withheld	779,740,064.92	3.091
TOTAL	25,225,917,974.71	100.000
Geoffrey A. von Kuhn
Affirmative	24,444,403,935.60	96.902
Withheld	781,514,039.11	3.098
TOTAL	25,225,917,974.71	100.000
PROPOSAL 2
To modify the fund's fundamental concentration policy.
	# of Votes	% of Votes
Affirmative	1,956,721,523.94	87.241
Against	95,088,617.70	4.240
Abstain	191,093,513.87	8.519
TOTAL	2,242,903,655.51	100.000
A Denotes trust-wide proposal and voting results.